Exhibit 99.1

Vivien M. Yeung Joins Jack in the Box Inc. Board of Directors

SAN DIEGO--(BUSINESS WIRE)--April 11, 2017--Jack in the Box Inc. (NASDAQ: JACK) today announced that Vivien M. Yeung has joined the company’s board of directors, effective April 11, 2017. Yeung is Chief Strategy Officer at lululemon athletica inc., a healthy lifestyle inspired athletic apparel company. In that role, she is responsible for developing the company’s long-term vision, growth strategy, market development plans and business development.

“We are delighted to welcome Vivien to our board, and look forward to leveraging her experience for our Jack in the Box® and QDOBA® brands,” said Lenny Comma, chairman and CEO at Jack in the Box Inc. “Vivien’s expertise in creating and driving long-term strategies and vision for trend-setting and rapidly growing public companies like lululemon and Starbucks, along with her marketing background and acumen in finance and economics, adds a unique perspective to our board.”

Yeung joins the Jack in the Box Inc. board with more than 20 years of experience in driving growth for leading retail and consumer brands by focusing on trends and insights, pricing and market analytics, new ventures and business development. Prior to joining lululemon in 2011, Yeung was a consultant to philanthropies, non-profit organizations, and small-to-medium enterprises on strategy development. She began her career at Bain & Company, supporting clients across Greater China, Southeast Asia and Australia on market entry and growth strategies, process improvement and private equity due diligence. From 2002 to 2008, Yeung worked at Starbucks Coffee Company, leading strategy development and process improvement for its North America, International, and Global Product organizations.

Yeung has a B.A. in Economics from Cambridge University and an M.B.A from Harvard Business School.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Eats®, a leader in fast-casual dining, with more than 700 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291